EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

The ONE Group Hospitality, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(a)	4,500,000	$8.04	$36,180,000	.0000927	$3,353.89
	Total Offering Amounts				$36,180,000		$3,353.89
	Total Fee Offsets
	Net Fee Due						$3,353.89

(1)       Pursuant to Securities Act Rules 457(c) and 457(h), the maximum offering price per share, the maximum aggregate offering price and the registration fee were calculated based upon the average of the high and low prices of the registrant’s Common Stock on June 24, 2022, as quoted on the Nasdaq stock market website.